Exhibit (j.1.)

Other Opinions: Consent of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sit Mutual Funds, Inc.

Sit Large Cap Growth Fund

Sit Mid Cap Growth Fund:

We consent to the use of our report dated August 19, 2020 on the financial statements of Sit Balanced Fund, Sit Dividend Growth Fund, Sit Global Dividend Growth Fund, Sit ESG Growth Fund, Sit Small Cap Dividend Growth Fund, Sit Small Cap Growth Fund, Sit International Growth Fund, Sit Developing Markets Growth Fund (each a series of Sit Mutual Funds, Inc.), Sit Large Cap Growth Fund, and Sit Mid Cap Growth Fund (collectively, the Funds) as of June 30, 2020, incorporated herein by reference and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Custodian; Transfer Agent; Counsel; Accountants” in the Statement of Additional Information.

/s/ KPMG LLP

Minneapolis, Minnesota

October 13, 2020

C-247